Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	Gary M. Small
Vice President, Director of Marketing	President and Chief Executive Officer
Home Savings	(330) 742-0472
(330) 718-4050
cscott@homesavings.com

United Community Financial Corp. acquires James & Sons Insurance

Youngstown, Ohio (January 25, 2016) – United Community Financial Corp. (Nasdaq: UCFC), holding company of The Home Savings and Loan Company, announced today that it has signed a definitive agreement to acquire James & Sons Insurance. The agency will continue to operate as James & Sons Insurance and will remain at its current location. The transaction is expected to close in the first quarter of 2016.

Gary M. Small, President and CEO of Home Savings and UCFC, said, “We are very pleased to be partnering with the James & Sons organization. They are a well-established and highly regarded agency with a rich history in the Valley. We are proud to have the opportunity to carry on their legacy as we share the same high standards for customer service and a strong commitment to the community.”

Tom Costello, who has been with James & Sons for 35 years, will continue as President. “I am looking forward to working with Tom. His reputation and experience in the community is unmatched,” Small concluded.

“We are delighted to partner with the Home Savings team. Together, we will continue the strong James & Sons tradition established by Bill and Gib James. Our entire staff remains committed to the service of our clients and our community,” said Tom Costello, President of James & Sons.

This transaction marks the initial step in the formation of The Home Savings Insurance Group. Home Savings looks forward to expansion of the insurance business via organic growth coupled with a selective acquisition strategy.

James & Sons Insurance is a local insurance agency established in 1921. Operating independently, they work with regional and national insurance companies offering coverage at the most competitive rates available. James & Sons offers a wide variety of insurance products for business and residential customers, which include, auto, homeowners, life-health, commercial, surety bonds, aviation and much more. For more information on the agency visit http://www.jamesandsonsins.com/

As a wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 31 full-service banking offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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